Exhibit 10.1

$200,000,000

DFC Global Corp.

3.25% Senior Convertible Notes due 2017

PURCHASE AGREEMENT

April 10, 2012

BARCLAYS CAPITAL INC.,

As Representative of the several

  Initial Purchasers named in Schedule I attached hereto,

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

DFC Global Corp., a Delaware corporation (the “Company”), proposes, upon the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to you, as the initial purchasers (the “Initial Purchasers”), $200,000,000 in aggregate principal amount of its 3.25% Senior Convertible Notes due 2017 (the “Firm Notes”). The Firm Notes will (i) have terms and provisions that are summarized in the Offering Memorandum (as defined below), and (ii) are to be issued pursuant to an Indenture (the “Indenture”) to be entered into among the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Company also proposes to issue and sell to the Initial Purchasers, not more than an additional $30,000,000 of its 3.25% Senior Convertible Notes due 2017 (the “Additional Notes”) if and to the extent that the Initial Purchasers shall have determined to exercise the right to purchase such 3.25% Senior Convertible Notes due 2017 granted to the Initial Purchasers in Section 3(b) hereof. The Firm Notes and the Additional Notes are hereinafter collectively referred to as the “Notes.” The Notes will be convertible into cash and shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) including any such shares issuable upon conversion in connection with a “make-whole fundamental change” (as defined in the Offering Memorandum (as defined below)) (the “Underlying Common Stock”), as set forth in the Offering Memorandum. This Agreement is to confirm the agreement concerning the purchase of the Notes from the Company by the Initial Purchasers.

1. Purchase and Resale of the Notes. The Notes will be offered and sold to the Initial Purchasers without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption pursuant to Section 4(2) under the Securities Act. The Company has prepared a preliminary offering memorandum, dated April 9, 2012 (the “Preliminary Offering Memorandum”), a pricing term sheet substantially in the form attached hereto as Schedule II (the “Pricing Term Sheet”) setting forth the terms of the Notes omitted from the Preliminary Offering Memorandum and an offering memorandum, dated April 11, 2012 (the “Offering Memorandum”), setting forth information regarding the Company and the Notes.

The Preliminary Offering Memorandum, as supplemented and amended as of the Applicable Time (as defined below), together with the Pricing Term Sheet and any of the documents listed on Schedule III(A) hereto are collectively referred to as the “Pricing Disclosure Package.” The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers. “Applicable Time” means 8:00 A.M. (New York City time) on the business day immediately following the date of this Agreement.

Any reference to the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K and all subsequent documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, as the case may be. Any reference to the Preliminary Offering Memorandum, Pricing Disclosure Package or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum, Pricing Disclosure Package or the Offering Memorandum, as the case may be, and prior to such specified date. All documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum, Pricing Disclosure Package or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports.”

You have advised the Company that you will offer and resell (the “Exempt Resales”) the Notes purchased by you hereunder on the terms set forth in each of the Pricing Disclosure Package and the Offering Memorandum, as amended or supplemented, solely to persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”). Those persons specified above are referred to herein as “Eligible Purchasers.”

2. Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees as follows:

(a) When the Notes are issued and delivered pursuant to this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

(b) Assuming the accuracy of your representations and warranties in Section 3(c), the purchase and resale of the Notes pursuant hereto (including pursuant to the Exempt Resales) are exempt from the registration requirements of the Securities Act.

(c) No form of general solicitation or general advertising within the meaning of Regulation D (including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) was used by the Company, any of its affiliates or any of its representatives (other than you, as to whom the Company makes no representation) in connection with the offer and sale of the Notes.

(d) Each of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum, each as of its respective date, contains all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

(e) Neither the Company nor any other person acting on behalf of the Company has sold or issued any securities that would be integrated with the offering of the Notes contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission.

(f) The Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum have been prepared by the Company for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company is contemplated.

(g) The Offering Memorandum will not, as of its date or (as amended or supplemented) as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Offering Memorandum based upon written information furnished to the Company by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(e).

(h) The Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the information described as such in Section 8(e).

(i) The Company represents and agrees that, unless it obtains the prior consent of the Representative, it has not made and will not make any offer relating to the Notes that would constitute a “free writing prospectus” (if the offering of the Notes was made pursuant to a registered offering under the Securities Act), as defined in Rule 405 under the Securities Act (a “Free Writing Offering Document”) without the prior written consent of the Representative; any such Free Writing Offering Document the use of which has been previously consented to by the Initial Purchasers is listed on Schedule III.

(j) The Pricing Disclosure Package, when taken together with each Free Writing Offering Document listed in Schedule III(B) hereto, did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Pricing Disclosure Package (or Free Writing Offering Document listed in Schedule III(B) hereto) in reliance upon and in conformity with written information furnished to the Company through the Representative by or on behalf of any Initial Purchaser specifically for inclusion therein, which information is specified in Section 8(e).

(k) The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. The Exchange Act Reports did not and will not, when filed with the Commission, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l) The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”). Each subsidiary of the Company has been duly incorporated or organized and each subsidiary listed on Schedule V (the “Significant Subsidiaries”) is existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect.

The entities listed on Schedule IV hereto are the only subsidiaries, direct or indirect, of the Company. None of the subsidiaries of the Company (other than the Significant Subsidiaries) is a “significant subsidiary” (as defined in Rule 405 under the Securities Act).

(m) The Company has an authorized capitalization as set forth in each of the Pricing Disclosure Package and the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(n) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The Indenture has been duly and validly authorized by the Company, and upon its execution and delivery and, assuming due authorization, execution and delivery by the Trustee, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). No qualification of the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”) is required in connection with the offer and sale of the Notes contemplated hereby or in connection with the Exempt Resales. The Indenture will conform to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(o) The Company has all requisite corporate power and authority to execute, issue, sell and perform its obligations under the Notes. The Notes have been duly authorized by the Company and, when duly executed by the Company in accordance with the terms of the Indenture, assuming due authentication of the Notes by the Trustee, upon delivery to the Initial Purchasers against payment therefor in accordance with the terms hereof, will be validly issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Notes will conform in all material respects to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(p) The Company has all the requisite corporate power and authority to issue the Underlying Common Stock issuable upon conversion of the Notes. The Underlying Common Stock has been duly and validly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Common Stock will not be subject to any preemptive or similar rights. The Underlying Common Stock conforms to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum.

(q) The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(r) The issue and sale of the Notes and the issuance of the Underlying Common Stock upon conversion of the Notes, the execution, delivery and performance by the Company of the Notes, the Indenture and this Agreement, the application of the proceeds from the sale of the Notes as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Memorandum and the consummation of the transactions contemplated hereby and thereby, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or, with regard to clause (i) below, any of its subsidiaries, or with regard to clauses (ii) and (iii) below, its Significant Subsidiaries, pursuant to, (i) the charter or by-laws (or similar organizational documents) of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its Significant Subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the properties of the Company or any of its Significant Subsidiaries is subject, except, in the case of clause (iii), as would not have a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness of the Company or its subsidiaries (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(s) No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the issue and sale of the Notes and the issuance, if any, of the Underlying Common Stock upon conversion of the Notes, the execution, delivery and performance by the Company of the Notes, the Indenture and this Agreement, the application of the proceeds from the sale of the Notes as described under “Use of Proceeds” in each of the Pricing Disclosure Package and the Offering Memorandum and the consummation of the transactions contemplated hereby and thereby, except such as have been obtained or made and such as may be required under state securities laws and under the NASDAQ Stock Market for the listing of the Underlying Common Stock, each of which has been obtained and is in full force and effect.

(t) The consolidated historical financial statements included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as may be expressly stated in the related notes thereto; the schedules included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum present fairly in all material respects the information required to be stated therein; and the assumptions used in preparing the pro forma financial statements incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(u) Ernst & Young LLP, who have certified certain financial statements of the Company, whose report appears in the Pricing Disclosure Package and the Offering

Memorandum or is incorporated by reference therein and who have delivered the initial letter referred to in Section 7(e) hereof, are independent registered public accountants as required by the Securities Act and the rules and regulations thereunder.

(v) Except as set forth in the Pricing Disclosure Package, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and all applicable rules of the New York Stock Exchange and the NASDAQ Stock Market (the “Exchange Rules”). The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with Sarbanes-Oxley, the Securities Act, the Exchange Act, the rules and regulations of the Commission, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and all applicable Exchange Rules (collectively, the “Securities Laws”) and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Notes will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and the Company does not know of any facts or circumstances which could result in the public disclosure or report to the Audit Committee or the Board, of a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(w) (i) The Company and each of its subsidiaries maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company and its subsidiaries in the reports they file or submit under the Exchange Act is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made; and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(x) A member of the Audit Committee has confirmed to the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company that, except as set forth in the Pricing Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies;

(ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(y) Except as disclosed in the Pricing Disclosure Package, since the end of the period covered by the latest audited financial statements included in the Pricing Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.

(z) Except as disclosed in the Pricing Disclosure Package, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and, except as disclosed in the Pricing Disclosure Package, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(aa) The Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the Pricing Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(bb) The Company and its subsidiaries own, possess (including by license or other agreement) or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(cc) Except as disclosed in the Pricing Disclosure Package, there are no pending, or to the Company’s knowledge, threatened actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Notes; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.

(dd) The statements in the Pricing Disclosure Package and the Offering Memorandum under the headings “Material United States Federal Income Tax Considerations”, “Description of the Notes” and “Description of Capital Stock”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown pursuant to Regulation S-K.

(ee) The Company and its subsidiaries are insured by insurers, which the Company reasonably believes have appropriately rated claims-paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all policies of insurance insuring the Company and its subsidiaries or its businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company and its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor its subsidiaries have been refused any insurance coverage sought or applied for within the two year period prior to the date hereof; and neither the Company nor its subsidiaries have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their businesses at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Pricing Disclosure Package.

(ff) No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(gg) Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws (or similar organizational documents) or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(hh) Except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign (including common law), relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(ii) The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the Pricing Disclosure Package, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them to the extent any of the foregoing is due and payable, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(jj) (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) that is subject to ERISA and for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) has any material liability or, in respect of which, the Company or any member of its Controlled Group is (or if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA (each a “Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no determination that any Plan is, or is expected to be in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA) has occurred; (iii) no prohibited transaction, within the meaning of Section 406 of ERISA, Section 4975 of the Code or Section 3(14) of ERISA, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iv) with respect to each Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred or is reasonably expected to occur, (B) no failure by any Plan to satisfy the minimum funding standards (under Section 302 of ERISA or Section 412 of the Code) applicable to such Plan, in each instance, whether or not waived, has occurred or is reasonably expected to occur, (C) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan), and (D) neither the Company nor any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA), and has not received a determination that a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Company or any member of its Controlled Group contributes is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA or is “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (v) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(kk) Any third-party statistical and market-related data included or incorporated by reference in the Pricing Disclosure Package or the Offering Memorandum are based on or derived from sources that the Company believes in good faith to be reliable and accurate all material respects.

(ll) The Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Pricing Disclosure Package and the Offering Memorandum, will not be an “investment company” as defined in the Investment Company Act.

(mm) Except as described in the Pricing Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right (other than rights that have been waived in writing or otherwise satisfied) to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

(nn) Except as disclosed in the Pricing Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Initial Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Notes.

(oo) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes), will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(pp) The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(qq) Each of the Company, its subsidiaries and any of their respective affiliates or, to the knowledge of the Company, any of their respective officers, directors, supervisors, managers, agents or employees, has not violated, and its participation in the offering will not violate, and each of the Company, its subsidiaries and their respective affiliates has instituted and maintains policies and procedures designed to ensure continued compliance with each of the following laws: (i) anti-bribery laws, including but not limited to, any applicable law, rule or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (ii) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act and international anti-money laundering principals or procedures of an intergovernmental group or organization, such as the Financial Action Task Force on Money

Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (iii) laws and regulations imposing U.S. economic sanction measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(rr) No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(g)(ii) hereof.

3. Purchase of the Notes by the Initial Purchasers, Agreements to Sell, Purchase and Resell.

(a) The Company hereby agrees, on the basis of the representations, warranties, covenants and agreements of the Initial Purchasers contained herein and subject to all the terms and conditions set forth herein, to issue and sell to the Initial Purchasers and, upon the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions set forth herein, each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 96.75% of the principal amount thereof, the total principal amount of Firm Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto. The Company shall not be obligated to deliver any of the securities to be delivered hereunder except upon payment for all of the securities to be purchased as provided herein.

(b) In addition, the Company hereby agrees to issue and sell to the Initial Purchasers the Additional Notes, and the Initial Purchasers shall have the right to purchase, severally and not jointly, up to $30,000,000 aggregate principal amount of Additional Notes at a purchase price referred to in the preceding paragraph. The Representative may exercise this right on behalf of the Initial Purchasers in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the principal amount of Additional Notes to be purchased by the Initial Purchasers and the date on which such Additional Notes are to be purchased. Unless otherwise agreed to by the Company, each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Notes nor later than ten business days after the date of such notice. On each day, if any, that Additional Notes are to be purchased (an “Option Closing Date”), each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Additional Notes (subject to such adjustments to eliminate fractional Notes as you may determine) that bears the same proportion to the total principal amount of Additional Notes to be purchased on such Option Closing Date as the principal amount of Firm Notes set forth in Schedule I opposite the name of such Initial Purchaser bears to the total principal amount of Firm Notes.

(c) Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to the Company that it will offer the Notes for sale upon the terms and conditions set forth in this Agreement and in the Pricing Disclosure Package. Each of the Initial Purchasers, severally and not jointly, hereby represents and warrants to, and agrees with, the Company, on the basis of the representations, warranties and agreements of the Company, that such Initial Purchaser: (i) is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes; (ii) is purchasing the Notes pursuant to a private sale exempt from registration under the Securities Act; (iii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, the Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Pricing Disclosure Package; and (iv) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising), in connection with the offering of the Notes.

(d) The Initial Purchasers have not nor, prior to the later to occur of (A) the Closing Date and (B) completion of the distribution of the Notes, will not, use, authorize use of, refer to or distribute any material in connection with the offering and sale of the Notes other than (i) the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum, (ii) any written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or any Free Writing Offering Document listed on Schedule III hereto, (iii) the Free Writing Offering Documents listed on Schedule III hereto, (iv) any written communication prepared by such Initial Purchaser and approved by the Company in writing, or (v) any written communication relating to or that contains the terms of the Notes and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum.

(e) Each of the Initial Purchasers hereby acknowledges that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefore or in substitution thereof) shall bear legends substantially in the forms as set forth in the “Transfer Restrictions” section of the Pricing Disclosure Package and Offering Memorandum (along with such other legends as the Company and its counsel deem necessary).

Each of the Initial Purchasers understands that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 7(c) and 7(d) hereof, counsel to the Company and counsel to the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements, and the Initial Purchasers hereby consent to such reliance.

4. Delivery of the Notes and Payment Therefor. Delivery to the Initial Purchasers of and payment for the Notes shall be made at the office of Cravath, Swaine & Moore LLP, at 10:00 A.M., New York City time, on April 16, 2012 (the “Closing Date”). The place of closing for the Notes and the Closing Date may be varied by agreement between the Initial Purchasers and the Company.

Payment for any Additional Notes shall be made to the Company against delivery of such Additional Notes for the respective accounts of the several Initial Purchasers at 10:00 A.M., New York City time, on the Option Closing Date.

The Notes will be delivered to the Initial Purchasers, or the Trustee as custodian for The Depository Trust Company (“DTC”), against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer in immediately available funds, by causing DTC to credit the Notes to the account of the Initial Purchasers at DTC. The Notes will be evidenced by one or more global securities in definitive form (the “Global Notes”) and will be registered in the name of Cede & Co. as nominee of DTC. The Notes to be delivered to the Initial Purchasers shall be made available to the Initial Purchasers in New York City for inspection and packaging not later than 10:00 A.M., New York City time, on the business day next preceding the Closing Date or the Option Closing Date, as the case may be.

5. Agreements of the Company. The Company agrees with each of the Initial Purchasers as follows:

(a) The Company will furnish to the Initial Purchasers, without charge, within one business day of the date of the Offering Memorandum, such number of copies of the Offering Memorandum as may then be amended or supplemented as they may reasonably request.

(b) The Company will prepare the Offering Memorandum in a form approved by the Initial Purchasers and will not make any amendment or supplement to the Pricing Disclosure Package or to the Offering Memorandum of which the Initial Purchasers shall not previously have been advised or to which they shall reasonably object after being so advised.

(c) The Company consents to the use of the Pricing Disclosure Package and the Offering Memorandum in accordance with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Initial Purchasers and by all dealers to whom Notes may be sold, in connection with the offering and sale of the Notes.

(d) If, at any time prior to completion of the distribution of the Notes by the Initial Purchasers to Eligible Purchasers, any event occurs or information becomes known that, in the judgment of the Company or in the opinion of counsel for the Initial Purchasers, should be set forth in the Pricing Disclosure Package or the Offering Memorandum so that the Pricing Disclosure Package or the Offering Memorandum, as then amended or supplemented, does not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Pricing Disclosure Package or the Offering Memorandum in order to comply with any law, the Company will forthwith prepare an appropriate supplement or amendment thereto, and will expeditiously furnish to the Initial Purchasers and dealers a reasonable number of copies thereof.

(e) The Company will not make any offer to sell or solicitation of an offer to buy the Notes that would constitute a Free Writing Offering Document without the prior consent of the Representative, which consent shall not be unreasonably withheld or delayed. If at any time following issuance of a Free Writing Offering Document any event occurred or occurs as a result of which such Free Writing Offering Document conflicts with the information in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum or, when taken together with the information in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, as promptly as practicable after becoming aware thereof, the Company will give notice thereof to the Initial Purchasers through the Representative and, if requested by the Representative, will prepare and furnish without charge to each Initial Purchaser a Free Writing Offering Document or other document which will correct such conflict, statement or omission.

(f) Promptly from time to time to take such action as the Initial Purchasers may reasonably request to qualify the Notes and the Underlying Common Stock for offering and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes and the Underlying Common Stock; provided that in connection therewith the Company shall not be required to (i) qualify as a foreign corporation in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction, or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject.

(g) For a period commencing on the date hereof and ending on the 90th day after the date of the Offering Memorandum, the Company agrees not to, directly or indirectly, (i) offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock (other than the shares of Common Stock issued pursuant to employee benefit plans, qualified stock option plans, other employee compensation plans or non-employee director compensation programs (collectively, “Compensation Plans”) existing on the date hereof and disclosed in the Pricing Disclosure Package or pursuant to currently outstanding options, warrants or rights not issued under one of those plans), or sell or grant options, rights or warrants with respect to any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock (other than the grant of options and other equity awards pursuant to Compensation Plans existing on the date hereof and disclosed in the Pricing Disclosure Package), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (iii) file or cause to be filed a registration statement, including any amendments, with respect to the registration of Common

Stock or securities convertible, exercisable or exchangeable into Common Stock (other than any registration statement on Form S-8), or (iv) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Barclays Capital Inc., on behalf of the Initial Purchasers, and to cause each officer, director and stockholder of the Company set forth on Schedule VI hereto (the “Lock-Up Parties”) to furnish to the Representative, prior to the date of this Agreement, a letter or letters, substantially in the form of Exhibit C hereto (the “Lock-Up Agreements”); provided that the Representative shall furnish to the Company for the benefit of the Lock-Up Parties a letter substantially in the form of Exhibit D hereto (the “Consent Letter”).

(h) Between the date hereof and the Closing Date (both dates included), the Company will not do any act or thing which, had the Firm Notes then been in issue, would result in an adjustment to the conversion price of the Firm Notes.

(i) So long as any of the Notes or the Underlying Common Stock are outstanding, the Company will, furnish at its expense to the Initial Purchasers, and, upon request, to the holders of the Notes or the Underlying Common Stock and prospective purchasers of the Notes or the Underlying Common Stock the information required by Rule 144A(d)(4) under the Securities Act (if any).

(j) The Company will apply the net proceeds from the sale of the Notes to be sold by it hereunder substantially in accordance with the description set forth in the Pricing Disclosure Package and the Offering Memorandum under the caption “Use of Proceeds.”

(k) The Company and its affiliates will not take, directly or indirectly, any action designed to or that has constituted or that reasonably could be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.

(l) The Company will use their best efforts to permit the Notes to be eligible for clearance and settlement through DTC.

(m) The Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been acquired by any of them, except for Notes purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(n) The Company agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to the Initial Purchasers or the Eligible Purchasers of the Notes. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect of any Notes or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by the Initial Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act, including any sales pursuant to Rule 144A under, or Regulation D of, the Securities Act.

(o) The Company agrees to comply with all agreements set forth in the representation letter of the Company to DTC relating to the approval of the Notes by DTC for “book entry” transfer.

(p) The Company will use commercially reasonable efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date, and to satisfy all conditions precedent to the Initial Purchasers’ obligations hereunder to purchase the Notes.

(q) The Company agrees to reserve and keep available at all times, free of preemptive rights, a sufficient number of Underlying Common Stock to enable the Company to satisfy any obligations to issue Underlying Common Stock upon conversion of the Notes.

(r) The Company agrees to use its best efforts to list, subject to notice of issuance, the Underlying Common Stock issuable upon conversion of the Notes on the NASDAQ Stock Market, and to maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a register for the Underlying Common Stock.

6. Expenses. Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees, to pay all expenses, costs, fees and taxes incident to and in connection with: (a) the preparation, printing, filing and distribution of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum (including, without limitation, financial statements and exhibits) and all amendments and supplements thereto (including the fees, disbursements and expenses of the Company’s accountants and counsel, but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection therewith); (b) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement, the Indenture, all Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents printed and delivered in connection therewith and with the Exempt Resales (but not, however, legal fees and expenses of the Initial Purchasers’ counsel incurred in connection with any of the foregoing other than fees of such counsel plus reasonable disbursements incurred in connection with the preparation, printing and delivery of such Blue Sky memoranda); (c) the issuance and delivery by the Company of the Notes and any taxes payable in connection therewith; (d) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states, the provinces of Canada and any other foreign jurisdictions as the Initial Purchasers may designate (including, without limitation, the reasonable fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification); (e) all fees and expenses of the Initial Purchasers’ Canadian counsel incurred in connection with the preparation of a Canadian offering memorandum or “wrap”; (f) the furnishing of such copies of the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the Exempt Resales; (g) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof); (h) the approval of the Notes by DTC for “book-entry” transfer (including fees and expenses of counsel for the Initial

Purchasers); (i) the rating of the Notes; (j) the obligations of the Trustee, any agent of the Trustee and the counsel for the Trustee in connection with the Indenture and the Notes; (k) the performance by the Company of their other obligations under this Agreement; and (l) all travel expenses of each Initial Purchaser and the Company’s officers and employees and any other expenses of each Initial Purchaser and the Company in connection with attending or hosting meetings with prospective purchasers of the Notes, and expenses associated with any electronic road show.

7. Conditions to Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on and as of the Closing Date, of the representations and warranties of the Company contained herein, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a) The Initial Purchasers shall not have discovered and disclosed to the Company on or prior to the Closing Date that the Pricing Disclosure Package or the Offering Memorandum, or any amendment or supplement thereto, contains an untrue statement of a fact which, in the opinion of Cravath, Swaine & Moore LLP, counsel to the Initial Purchasers, is material or omits to state a fact which, in the opinion of such counsel, is material and is necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading.

(b) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Notes, the Indenture, the Pricing Disclosure Package and the Offering Memorandum, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c) (i) Pepper Hamilton LLP shall have furnished to the Initial Purchasers its written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the form of Exhibit A hereto and (ii) Mr. Roy Hibberd, Senior Vice President, Corporate Secretary and General Counsel of the Company, shall have furnished to the Initial Purchasers his written opinion, addressed to the Initial Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the form of in the form attached hereto as Exhibit B hereto.

(d) The Initial Purchasers shall have received from Cravath, Swaine & Moore LLP, counsel for the Initial Purchasers, such opinion or opinions and negative assurance letter, dated the Closing Date, with respect to the issuance and sale of the Notes, the Pricing Disclosure Package, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents and information as such counsel reasonably requests for the purpose of enabling them to pass upon such matters.

(e) At the time of execution of this Agreement, the Initial Purchasers shall have received from Ernst & Young LLP a letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and (iii) covering such other matters as are ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(f) With respect to the letter of Ernst & Young LLP referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the execution of this Agreement (the “initial letter”), the Company shall have furnished to the Initial Purchasers a “bring-down letter” of such accountants, addressed to the Initial Purchasers and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the Closing Date (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in each of the Pricing Disclosure Package or the Offering Memorandum, as of a date not more than three days prior to the date of the Closing Date), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter, and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(g) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to market the Notes; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 15c3-1(c)(2)(vi)(F) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representative, impractical to market or to enforce contracts for the sale of the Notes, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the NASDAQ Stock Market, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Notes or to enforce contracts for the sale of the Notes.

(h) The Company shall have furnished or caused to be furnished to the Initial Purchasers dated as of the Closing Date a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, or other officers satisfactory to the Initial Purchasers, as to such matters as the Representative may reasonably request, including, without limitation, a statement that:

(i) The representations, warranties and agreements of the Company in Section 2 are true and correct on and as of the Closing Date, and the Company has complied with all its agreements contained herein and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii) They have examined the Pricing Disclosure Package and the Offering Memorandum, and, in their opinion, (A) the Pricing Disclosure Package, as of the Applicable Time, and the Offering Memorandum, as of its date and as of the Closing Date, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (B) since the date of the Pricing Disclosure Package and the Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to the Pricing Disclosure Package and the Offering Memorandum.

(i) The Notes shall be eligible for clearance and settlement through DTC.

(j) The Company and the Trustee shall have executed and delivered the Indenture, and the Initial Purchasers shall have received an original copy thereof, duly executed by the Company and the Trustee.

(k) The Lock-Up Agreements (as supplemented by the Consent Letter) between the Representative and the officers and directors of the Company set forth on Schedule VI, delivered to the Representative on or before the date of this Agreement, shall be in full force and effect on the Closing Date and the Option Closing Date, as the case may be.

(l) On or prior to the Closing Date, the Company shall have furnished to the Initial Purchasers such further certificates and documents as the Initial Purchasers may reasonably request.

The several obligations of the Initial Purchasers to purchase Additional Notes hereunder are subject to the delivery to the Representative on the applicable Option Closing Date of such documents as the Representative may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Notes to be sold on such Option Closing Date and other matters related to the issuance of such Additional Notes.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

8. Indemnification and Contribution.

(a) The Company hereby agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Notes), to which that Indemnified Party may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document, the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto or (B) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Notes (“Marketing Materials”), including any road show or investor presentations made to investors by the Company (whether in person or electronically), or (ii) the omission or alleged omission to state in any Free Writing Offering Document, the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Marketing Materials any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall reimburse such Indemnified Party promptly upon demand for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Free Writing Offering Document, the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any such amendment or supplement thereto, or in any Marketing Materials, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Representative by or on behalf of the Initial Purchaser specifically for inclusion therein, which information consists solely of the information specified in Section 8(e). The foregoing indemnity agreement is in addition to any liability that the Company may otherwise have to any Indemnified Party.

(b) Each Initial Purchaser, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, its officers and employees, each of its directors, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Initial Purchaser Indemnified Party”), from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Initial Purchaser Indemnified Party may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any Free Writing Offering Document, Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum or in any amendment or supplement thereto or (B) in any Marketing Materials, or (ii) the omission or alleged omission to state in any Free Writing Offering Document, Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any amendment or supplement thereto, or in any Marketing Materials any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and shall reimburse such Initial Purchaser Indemnified Party promptly upon demand for any legal or other expenses reasonably incurred by such Initial Purchaser Indemnified Party in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Initial Purchaser shall only be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Free Writing Offering Document, the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Offering Memorandum, or in any such amendment or supplement thereto, or in any Marketing Materials, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Company through the Representative by or on behalf of the Initial Purchaser specifically for inclusion therein, which information consists solely of the information specified in Section 8(e). The foregoing indemnity agreement is in addition to any liability that any Initial Purchaser may otherwise have to any Initial Purchaser Indemnified Party.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 8 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure and; provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action)

unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, from the offering of the Notes, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchasers, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Company, on the one hand, and bear to the total underwriting discounts and commissions received by the Initial Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total initial purchaser discounts and commissions received by such Initial Purchaser with respect to the offering of the Notes exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective purchase obligations and not joint.

(e) The Initial Purchasers severally confirm and the Company acknowledges and agrees that the statements with respect to the offering of the Notes by the Initial Purchasers set forth in the first sentence of the second to last paragraph on the front cover of the Offering Memorandum and in the ninth paragraph of the section entitled “Plan of Distribution” in the Pricing Disclosure Package and the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company by or on behalf of the Initial Purchasers specifically for inclusion in the Preliminary Offering Memorandum, the Pricing Disclosure Package and the Offering Memorandum or in any amendment or supplement thereto.

9. Defaulting Initial Purchasers.

(a) If, on the Closing Date or the Option Closing Date, as the case may be, any Initial Purchaser defaults in its obligations to purchase the Notes that it has agreed to purchase under this Agreement, the remaining non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Notes by the non-defaulting Initial Purchasers or other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Notes on such terms. In the event that within the respective prescribed periods, the non-defaulting Initial Purchasers notify the Company that they have so arranged for the purchase of such Notes, or the Company notifies the non-defaulting Initial Purchasers that it has so arranged for the purchase of such Notes, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date or the Option Closing Date, as the case may be, for up to seven full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Pricing Disclosure Package, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Pricing Disclosure Package or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule I hereto that, pursuant to this Section 9, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased on the Closing Date or the Option Closing Date, as the case may be, does not exceed one-eleventh of the aggregate principal amount of all the Notes to be purchased on such date, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder on such date plus such Initial Purchaser’s pro rata share (based on the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder on such date) of the Notes of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made; provided that the non-defaulting Initial Purchasers shall not be obligated to purchase more than 110% of the aggregate principal amount of Notes that it agreed to purchase on the Closing Date or the Option Closing Date, as the case may be, pursuant to the terms of Section 3.

(c) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased on the Closing Date or the Option Closing Date, as the case may be, exceeds one-eleventh of the aggregate principal amount of all the Notes to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to the Option Closing Date, the obligation of the Initial Purchasers to purchase Additional Notes on the Option Closing Date, as the case may be, shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Sections 6 and 11 and except that the provisions of Section 8 shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company or any non-defaulting Initial Purchaser for damages caused by its default.

10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by the Initial Purchasers by notice given to and received by the Company prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(g) shall have occurred or if the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement.

11. Reimbursement of Initial Purchasers’ Expenses. If (a) the Company for any reason fails to tender the Notes for delivery to the Initial Purchasers, or (b) the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement, the Company shall reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel for the Initial Purchasers) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Company shall pay the full amount thereof to the Initial Purchasers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers, the Company shall not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.

12. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to any Initial Purchaser, shall be delivered or sent by hand delivery, mail, telex, overnight courier or facsimile transmission to Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration with a copy to Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019-7475, Attention: Stephen L. Burns (Fax: 212-474-3700), and with a copy, in the case of any notice pursuant to Section 8(c), to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Ave., New York, New York 10019;

(b) if to the Company, shall be delivered or sent by mail, telex, overnight courier or facsimile transmission to DFC Global Corp., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312-1288, Attention: Jeffrey Weiss, Chairman and Chief Executive Officer, with a copy to Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania 19103-2799, Attention: Brian M. Katz (Fax: 215-981-4750);

provided, however, that any notice to an Initial Purchaser pursuant to Section 8(c) shall be delivered or sent by hand delivery, mail, facsimile or electronic transmission to such Initial Purchaser at its address set forth in its acceptance telex to Barclays Capital Inc., which address will be supplied to any other party hereto by Barclays Capital Inc. upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Barclays Capital Inc.

13. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Company, and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of directors, officers and employees of the Initial Purchasers and each person or persons, if any, controlling any Initial Purchaser within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 13, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

14. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of any of them or any person controlling any of them.

15. Definition of the Terms “Business Day”, “Affiliate”, and “Subsidiary”. For purposes of this Agreement, (a) “business day” means any day on which the New York Stock Exchange, Inc. is open for trading, and (b) “affiliate” and “subsidiary” have the meanings set forth in Rule 405 under the Securities Act.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Waiver of Jury Trial. The Company and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. No Fiduciary Duty. The Company acknowledges and agrees that in connection with this offering, or any other services the Initial Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Initial Purchasers: (a) no fiduciary or agency relationship between the Company and any other person, on the one hand, and the Initial Purchasers, on the other, exists; (b) the Initial Purchasers are not acting as advisors, expert or otherwise, to the Company, including, without limitation, with respect to the determination of the purchase price of the Notes, and such relationship between the Company, on the one hand, and the Initial Purchasers, on the other, is entirely and solely commercial, based on arms-length negotiations; (c) any duties and obligations that the Initial Purchasers may have to the Company shall be limited to those duties and obligations specifically stated herein; (d) the Initial Purchasers and their respective affiliates may have interests that differ from those of the Company; and (e) the Company have consulted their own legal and financial advisors to the extent they deemed appropriate. The Company hereby waives any claims that the Company may have against the Initial Purchasers with respect to any breach of fiduciary duty in connection with the Notes.

19. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

20. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing correctly sets forth the agreement among the Company and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

DFC GLOBAL CORP.

By	/s/ William M. Athas
Name: William M. Athas
Title: Senior Vice President, Finance and Corporate Controller

Accepted:

BARCLAYS CAPITAL INC.

DEUTSCHE BANK SECURITIES INC.

WELLS FARGO SECURITIES, LLC

NOMURA SECURITIES INTERNATIONAL, INC.

JMP SECURITIES LLC

C.L. KING & ASSOCIATES, INC.

FBR CAPITAL MARKETS & CO.

ROTH CAPITAL PARTNERS, LLC

WILLIAM BLAIR & COMPANY, L.L.C.

By BARCLAYS CAPITAL INC., as Authorized Representative

By	/s/ Paul Robinson
Name: Paul Robinson
Title: Managing Director

SCHEDULE I

Principal Amount of Firm Notes to be Purchased

Initial Purchasers

Barclays Capital Inc.	$76,000,000

Deutsche Bank Securities Inc.	$60,000,000

Wells Fargo Securities, LLC.	$20,000,000

Nomura Securities International, Inc.	$10,000,000

JMP Securities LLC	$10,000,000

C.L. King & Associates, Inc.	$6,000,000

FBR Capital Markets & Co.	$6,000,000

Roth Capital Partners, LLC	$6,000,000

William Blair & Company, L.L.C.	$6,000,000

Total	$200,000,000

SCHEDULE II

DFC Global Corp.

PRICING TERM SHEET

The information in this pricing term sheet supplements the preliminary offering memorandum, dated April 9, 2012 (the “Preliminary Offering Memorandum”) related to DFC Global Corp.’s offering of 3.25% Senior Convertible Notes due 2017 (the “Notes”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

Issuer:	DFC Global Corp.

Ticker / Exchange for Common Stock:	DLLR/The NASDAQ Global Select Market

Pricing Date:	April 10, 2012

Trade Date:	April 11, 2012

Closing Date:	April 16, 2012

Notes:	3.25% Senior Convertible Notes due 2017

Distribution:	Rule 144A without registration rights

Aggregate Principal Amount Offered:	$200 million ($30 million if the Initial Purchasers’ option to purchase Additional Notes is exercised in full).

Issue Price:	$1,000

Maturity:	April 15, 2017, unless earlier converted or repurchased

Interest Rate:	3.25%

Interest Payment and Record Dates:	April 15 and October 15 of each year, beginning October 15, 2012. The record date is April 1 and October 1 of each year.

Ranking:	Senior unsecured

Last Reported Sale Price on April 10, 2012:	$16.53

Conversion Premium:	29.0%

Initial Conversion Price:	Approximately $21.32

Initial Conversion Rate:	46.8962

Use of Proceeds:

We estimate that the net proceeds from this offering will be approximately $193.0 million (or approximately $222.0 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting fees and estimated expenses. In addition, we will receive proceeds from the sale of warrants. We expect to use a portion of the net proceeds from the sale of the notes and the proceeds from the sale of the warrants to fund the cost of the convertible note hedge transactions with an affiliate of one or several of the initial purchasers.

We also expect to use a portion of the net proceeds to repay the outstanding amount under the revolving portion of our global revolving credit facility, which was $154.3 million as of December 31, 2011. We expect to use the remaining proceeds for general corporate purposes, which may include acquisitions, investments and repurchases of our common stock from time to time pursuant to our previously announced share repurchase program.

Joint Book-Running Managers:	Barclays Capital Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC

Lead Managers	Nomura Securities International, Inc., JMP Securities LLC

Co-Managers	C.L. King & Associates, Inc., FBR Capital Markets & Co., Roth Capital Partners, LLC, William Blair & Company, L.L.C.

CUSIP Number:	23324T AA5

ISIN:	US23324TAA51

Share Cap:	Based upon the number of our shares of common stock outstanding as of the date of this pricing term sheet, 19.99% of the number of shares of our common stock outstanding would equal 8,832,398 shares, which, assuming the initial purchasers exercise in full their option to purchase additional notes and an aggregate of $230.0 million principal amount of notes are issued, would result in a daily share cap of 0.9600 shares per $1,000 principal amount of notes (or 1.1040 shares per $1,000 principal amount of notes if the initial purchasers do not exercise any portion of their option to purchase additional notes and an aggregate of $200.0 million principal amount of notes are issued and a proportional number of shares between these amounts if the initial purchasers partially exercise their option to purchase additional notes). Based on these assumptions, this limitation would take effect at a share price of $117.72 per share (or $365.74 per share if the initial purchasers do not exercise in full their option to purchase additional notes).

Adjustment to Common Stock Delivered Upon a Conversion Upon a Make-whole Fundamental Change:	The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of Notes in connection with a “make-whole fundamental change” as defined in the Preliminary Offering Memorandum for each share price and effective date set forth below:

	Share Price

Effective Date	$16.53	$17.50	$20.00	$22.50	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00	$70.00
April 16, 2012	13.5998	12.0406	9.0040	6.9300	5.4650	3.6027	2.5169	1.8293	1.0342	0.6044	0.3476
April 15, 2013	13.5998	11.5669	8.4092	6.3032	4.8545	3.0828	2.1012	1.5047	0.8391	0.4867	0.2763
April 15, 2014	13.5998	11.0099	7.6703	5.5140	4.0864	2.4413	1.6016	1.1248	0.6208	0.3594	0.2015
April 15, 2015	13.5998	10.3776	6.7321	4.4869	3.0903	1.6400	1.0066	0.6902	0.3843	0.2257	0.1252
April 15, 2016	13.5998	10.3122	5.4573	3.0163	1.6873	0.6203	0.3240	0.2225	0.1346	0.0826	0.0458
April 15, 2017	13.5998	10.2466	3.1038	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case, if the stock price is:

•

between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $70.00 per share (subject to adjustment in the same manner and at the same time as the stock prices in the table above), no additional shares will be issued upon conversion; and

•	less than $16.53 per share (subject to adjustment in the same manner and at the same time as the stock prices in the table above), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the conversion rate exceed 60.4960 per $1,000 principal amount of the notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum. The number of shares of our common stock issuable upon conversion in connection with a make-whole fundamental change will be subject to the share cap; provided, however that if a holder will receive units of reference property (as defined under “Description of the Notes—Conversion Rights—Changes in Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events” in the Preliminary Offering Memorandum) rather than shares of our common stock upon conversion in connection with such make-whole fundamental change, the share cap will not apply to the calculation of the number of units of reference property to which a holder is entitled upon such conversion.

Additional Information

The table under the heading “Capitalization” on page 30 of the Preliminary Offering Memorandum is amended to read as follows:

	December 31, 2011
	Actual	As Adjusted
	(in millions and unaudited)
Total debt:
3.25% senior convertible notes due 2017	—	$200.0
3.25% senior convertible notes due 2017 discount (1)	—	(43.8)
10.375% senior notes due 2016	$600.0	600.0
Issuance discount on 10.375% senior notes due 2016	(2.8)	(2.8)
3.0% senior convertible notes due 2028	120.0	120.0
3.0% senior convertible notes due 2028 discount (2)	(25.9)	(25.9)
2.875% senior convertible notes due 2027	44.8	44.8
2.875% senior convertible notes due 2027 discount (2)	(2.8)	(2.8)
Scandinavian credit facilities	58.6	58.6
Global revolving credit facility	154.3	—
Other	8.3	8.3

Total debt	954.5	956.4
Common stock, $0.001 par value, 100,000,000 shares authorized, 44,184,083 shares issued, actual and as adjusted	—	—
Additional paid-in capital	475.0	518.8
Accumulated deficit	(25.6)	(25.6)
Accumulated other comprehensive loss	(8.1)	(8.1)
Non-controlling interest	(0.9)	(0.9)

Total stockholders’ equity	440.4	484.2

Total capitalization	$1,394.9	$1,440.6

(1)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount through interest expense over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay.
(2)	The amounts shown reflect the debt discounts that we are required to recognize pursuant to ASC 470-20.

This communication is intended for the sole use of the person to whom it is provided by the sender.

Purchasers should rely only on the information contained or incorporated by reference in the Preliminary Offering Memorandum, as supplemented by this final pricing term sheet, in making an investment decision with respect to the Notes. A copy of the Preliminary Offering Memorandum can be obtained by contacting your Barclays Capital Inc. sales representative.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities, in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other state securities laws. Unless they are registered, the Notes and any common stock issuable upon conversion of the Notes may be offered only in transactions exempt from or not subject to registration under the Securities Act or any other state securities laws. Accordingly, the Notes are only being offered to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

A. Insert list of each document provided as an amendment or supplement to the Preliminary Offering Memorandum.

1. Pricing Term Sheet attached hereto as Schedule II.

B. Insert list of any “road show” materials that are Free Writing Offering Documents.

None.

Schedule IV

LIST OF SUBSIDIARIES

1465 BPR, LLC

656790 BC Ltd.

Advance Canada Inc.

A.E. Osborne & Sons Limited

Cash A Cheque (GB) Limited

Cash A Cheque Great Britain Limited

Cash A Cheque Holdings Great Britain Limited

Cash A Cheque (South) Limited

Cash Centres Corporation Limited

Cash Centres International Limited

Cash Centres Limited

Cash Centres Retail Limited

Cash Centres Scotland Limited

C.C. Financial Services Limited

Check Mart of Florida, Inc.

Check Mart of Louisiana, Inc.

Check Mart of New Mexico, Inc.

Check Mart of Pennsylvania, Inc.

Cheque Changers Ltd.

County Registers Limited

Dealers’ Financial Holdings, Inc.

DFG Canada, Inc.

DFG Finance Canada, Inc.

DFG Finance U.S., Inc.

DFG International, Inc.

DFG World, Inc.

DMWSL 488 Limited

Dealers’ Financial Services, LLC

Dealers’ Reinsurance Services Reinsurance Ltd.

Dollar Financial Group, Inc.

Dollar Financial UK Limited

Dollar Financial U.S., Inc.

E.A. Barker Limited

Express Finance (Bromley) Ltd

Fast Cash Limited

Financial Exchange Company of Ohio, Inc.

Financial Exchange Company of Pennsylvania, Inc.

Financial Exchange Company of Pittsburgh, Inc.

Financial Exchange Company of Virginia, Inc.

Helsingin Huutokauppakamari Oy

Helsingin Pantti-Osakeyhtiö

iKassa Finland Oy

Innoca Digital Oy

Instant Cash Loans Ireland Ltd

Instant Cash Loans Limited

International Paper Converters Ltd.

Inventive Finance Limited

Loan Mart of Oklahoma, Inc.

London Cash Exchange Limited

MEM Capital Limited

MEM Consumer Finance Limited

MEM Holding Limited

Merchant Cash Express Limited

Monetary Management of California, Inc.

Monetary Management of Maryland, Inc.

Money Card Corp.

Money Mart Canada Inc.

Money Mart Express, Inc.

Moneymart, Inc.

MoneySupermarket z.o.o.

Nathan & Co (Birmingham) Limited

National Money Mart Company

Nextwave Card Corp.

OK Money Oy

Optima S.A. (76% owned by the Company)

Pacific Ring Enterprises, Inc.

Parker Fox Limited

Payday Express Limited

PD Recovery, Inc.

Purpose Acquisitions Company Limited

Purpose UK Holdings Limited

Rentassured Limited

Risicum Capital Sweden AB

Risicum Oyj

Riyate Oy

Robert Biggar (ESTD. 1830) Limited f/k/a Lombard Guildhouse Limited

S & R Financial Limited

Sefina Finance AB

Sefina Svensk Pantbelåning AB

Suttons and Robertsons Limited

T.M. Sutton Limited

Schedule V

LIST OF SIGNIFICANT SUBSIDIARIES

Dollar Financial Group, Inc.

Dollar Financial U.S., Inc.

Dealers’ Financial Holdings, Inc.

DFG International Inc.

DFG World, Inc.

Dealers Financial Services LLC

National Money Mart Company

Dollar Financial UK Ltd

Express Finance (Bromley) Ltd

Instant Cash Loans Ltd

Purpose UK Holdings Limited

MEM Holdings Limited

Dollar Financial Europe Limited

Sefina Finance AB

MEM Capital Limited

MEM Consumer Finance Limited

Risicum Oyj

Ok Money Finance Oy

Schedule VI

LIST OF PERSONS SUBJECT TO LOCK-UP

Jeffrey Weiss

Randy Underwood

Norman Miller

Sydney Franchuk

Roy Hibberd

Peter Sokolowski

William Athas

Melissa Soper

David Jessick

Kenneth Schwenke

Clive Kahn

John Gavin

Ronald McLaughlin

Michael Kooper

[Exhibit A]

Company Counsel Opinion

Exhibit A-9

[Exhibit B]

General Counsel Opinion

Exhibit B-1

[Exhibit C]

[Form of Lock-Up Agreement]

LOCK-UP LETTER AGREEMENT

BARCLAYS CAPITAL INC.

As Representative of the several

  Initial Purchasers named in Schedule I

  to the Purchase Agreement referred to

  herein,

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

The undersigned understands that you and certain other firms (the “Initial Purchasers”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) providing for the purchase by the Initial Purchasers of Senior Convertible Notes due 2017 (the “Notes”) of DFC Global Corp., a Delaware corporation (the “Company”). The Notes will be convertible into cash and shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and that the Initial Purchasers propose to reoffer the Notes in Exempt Resales (as such term is defined in the Purchase Agreement) (the “Offering”).

In consideration of the execution of the Purchase Agreement by the Initial Purchasers, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Barclays Capital Inc., on behalf of the Initial Purchasers, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending on the 60th day after the date of the Offering Memorandum relating to the Offering (such 60-day period, the “Lock-Up Period”).

Exhibit C-1

Notwithstanding the foregoing, the following Common Stock will not be subject to this Lock-Up Letter Agreement: (1) Common Stock acquired by the undersigned in the open market (2) shares of Common Stock that are sold or transferred, or deemed sold or transferred, in order to satisfy the withholding tax obligation in connection with the net share settlement of any option, restricted stock, restricted stock unit or other similar incentive award, and (3) Common Stock sold, pledged, disposed of or otherwise transferred by the undersigned pursuant to any trading plan established pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) for the sale, pledge, disposition or other transfer of Common Stock (a “Rule 10b5-1 Plan”) that has been entered into by the undersigned prior to the date of this Lock-Up Letter Agreement. In addition, a transfer of Common Stock to a family member or trust or a transfer of Common Stock as a bona fide gift may be made, provided the transferee agrees to be bound in writing by the terms of this Lock-Up Letter Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). Furthermore, the undersigned may enter into a Rule 10b5-1 Plan during the Lock-Up Period provided that any such Rule 10b5-1 Plan shall specify that any sales of Common Stock sold for he undersigned’s benefit pursuant to such plan shall not occur prior to the expiration of the Lock-Up Period. In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

It is understood that, if the Company notifies the Initial Purchasers that it does not intend to proceed with the Offering, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Notes, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.

The undersigned understands that the Company and the Initial Purchasers will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

[Signature page follows]

Exhibit C-2

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

By:
Name:
Title:

Dated:

Exhibit C-3

[Exhibit D]

[Form of Consent Letter]

Each of the parties to the

Lock-Up Letter Agreements referred to below

c/o DFC Global Corp.

1436 Lancaster Avenue

Suite 300

Berwyn, PA 19312

Ladies and Gentlemen:

In connection with the proposed offering of Senior Convertible Notes due 2017 (the “Notes”) of DFC Global Corp., a Delaware corporation (the “Company”), each of Jeffrey Weiss, John Gavin, David Jessick, Clive Khan, Michael Kooper, Ron McLaughlin, Kenneth Schwenke, Randy Underwood, Norman Miller, Sydney Franchuk, Roy Hibberd, Peter Sokolowski, William Athas and Melissa Soper has entered into a lock-up agreement (each a “Lock-Up Letter Agreement”), dated on or about February 29, 2012, with Barclays Capital Inc. (“Barclays”) as representative of the initial purchasers (the “Initial Purchasers”) listed on Schedule I to the Purchase Agreement (the “Purchase Agreement”), among the Company and Barclays.

The purpose of this letter is to advise you that Barclays has agreed to the following amendment to each Lock-Up Letter Agreement: the Lock-Up Period (as such term is defined in each Lock-Up Letter Agreement) will terminate on the 30th day after the date of the Offering Memorandum relating to sale of the Notes.

This letter does not release you from any other obligations imposed upon you by the applicable Lock-Up Agreement.

Very truly yours,

BARCLAYS CAPITAL INC.

As Representative of the several Initial Purchasers

By:

Name:
Title:

Exhibit D-1